SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): December 8, 2010

CHURCH & DWIGHT CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey		08543
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 683-5900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into a Material Definitive Agreement.

On December 8, 2010, Church & Dwight Co., Inc. (the “Company”) entered into an underwriting agreement (the “Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., as representatives of the several underwriters listed therein (collectively, the “Underwriters”), under which the Company agreed to sell and the Underwriters agreed to purchase, subject to and upon the terms and conditions set forth therein, $250 million aggregate principal amount of the Company’s 3.35% Senior Notes due 2015 (the “Notes”).

The issuance of the Notes has been registered pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-166762) and prospectus supplement dated December 8, 2010. The closing is expected to occur on December 15, 2010.

The underwriting agreement includes customary representations, warranties and agreements by the Company and customary conditions to closing and termination provisions. Additionally, the Company has agreed to indemnify, defend and hold the underwriter harmless against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriter may be required to make in respect of such liabilities. This description of the underwriting agreement is a summary only and is qualified in its entirety by the full and complete terms of the underwriting agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description

10.1	Underwriting Agreement, dated December 8, 2010, among Church & Dwight Co., Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., as representatives of the Underwriters named in Schedule A thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: December 10, 2010	By:	/s/ Matthew T. Farrell
	Name:	Matthew T. Farrell
	Title:	Executive Vice President Finance and Chief Financial Officer